Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER 2021 RESULTS

--Cost Savings Drive Sequential and Year-over-Year Gross Margin Improvement Amid Lower Sales--
--Launches Interwoven Brand to Drive Market Share Gains in Key Health End Market--
--$20 Million Annual Cost Savings Program on Track--
--15% Sequential Improvement in Order Rates--
--Resuming Share Repurchase Program--

ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE POPPIN, INC., FAST GROWING, DIGITALLY-ENABLED COMMERCIAL FURNITURE COMPANY

JASPER, IN (November 4, 2020) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter ended September 30, 2020.
Selected Financial Highlights:
First Quarter FY 2021
•Net sales decreased 27% to $147.9 million
•Gross margin expanded by 50 basis points despite lower revenue
•Operating income margin of 4.3%, or 7.8% on an adjusted basis
•Net income of $5.4 million, decreased 53%
•Adjusted EBITDA of $15.8 million, decreased 34%, and adjusted EBITDA margin of 10.7% decreased 110 basis points on lower volume
•Diluted EPS of $0.14, or $0.23 on an adjusted basis, a decrease of 43% compared to adjusted EPS of $0.40 a year ago
•Backlog of $139.5 million
Management Commentary

CEO Kristie Juster commented, “Kimball International continued to effectively navigate COVID-19 related end market softness and deliver structural savings from our transformation and restructuring plans, which will significantly benefit our results as market conditions improve. We were especially pleased with the sequential and year-over-year gross margin expansion, which was achieved despite considerably lower sales volumes. While business conditions remain challenging, we are beginning to see some areas of stability in the market. Notably, we experienced a 15% sequential increase in our order rates; our business with the Federal Government continues to show resiliency; and overall quoting activity is strong.

“We remain on-track with Phase 2 of our restructuring program and other cost reduction initiatives, which are projected to yield cost savings of approximately $20 million in fiscal 2021. In the first quarter, initial aspects of the program resulted in approximately $4.8 million in savings.

“The acquisition of Poppin, which is detailed in a separate release issued this afternoon, provides Kimball International with an important growth engine that fully aligns with our Connect 2.0 Strategy, designed to drive increased long-term revenue growth. It represents an important step toward realizing our long-term vision to create a leading omnichannel commercial furnishings design powerhouse supported by a robust manufacturing and sourcing infrastructure. Specifically, Poppin greatly accelerates our eBusiness strategy, bringing a digitally native platform that we can leverage across our portfolio of brands. Additionally, we will see near-term opportunities to adapt Poppin’s proprietary products to our target verticals, to develop a complementary Poppin Pro dealer program, and to scale Poppin’s playbook into secondary markets, where Kimball International has long-standing relationships.”

Overview

First Quarter Fiscal 2021 Results

Consolidated net sales were $147.9 million, down 27% from $201.5 million in the year ago quarter. Gross margin expanded by 50 basis points to 35.4% driven by cost savings from our 2021 transformation program. Selling and administrative expenses of $41.7 million declined $9.2 million compared to the prior year, and now account for 28.2% of net sales, compared to 25.2% in the same quarter a year ago. Adjusted selling and administrative (S&A)

expenses were $40.8 million or 27.6% of net sales, compared to $50.7 million or 25.2% of net sales in last year’s first quarter. Savings from our transformation program led the decline in overall S&A spending. Net income decreased 53% to $5.4 million, and GAAP earnings per diluted share were $0.14, compared to $0.31 reported in the fiscal 2020 first quarter. Adjusted earnings per share, which excludes restructuring charges, decreased 43% to $0.23, compared to $0.40 last year. Adjusted EBITDA decreased 34% to $15.8 million, and adjusted EBITDA margin declined 110 basis points to 10.7%.

The Company ended the first quarter in a strong financial position, with $116.5 million in cash and short-term investments and minimal debt providing the resources to fund our acquisition of Poppin along with investing to support future growth.

Net Sales by End Market
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2020	2019	% Change
Workplace	$95.3	$125.8	(24%)
Health	20.6	28.9	(29%)
Hospitality	32.0	46.8	(32%)
Total Net Sales	$147.9	$201.5	(27%)

Summary and Outlook

“While our first quarter results reflect the challenges our customers and industry are facing in light of the COVID-19 pandemic, Kimball International is positioning itself financially and structurally to thrive in the new environment. Our sustained profitability and strong financial position have enabled us to move forward with the Poppin acquisition, while maintaining our capital allocation priorities, which include: continuing to invest organically and through complementary acquisitions along with maintaining our dividend and resuming our share repurchase program during the second quarter fiscal year 2021.

“While we have experienced a recent pickup in order rates, we remain cautious in our outlook, anticipating a period of subdued activity before a resumption of growth. We ended the first fiscal quarter with $139.5 million in backlog, of which approximately $70 million is scheduled to ship in the second quarter of fiscal year 2021. Excluding any benefit from the Poppin acquisition, we anticipate that the year-over-year second quarter fiscal year 2021 revenue decline will be similar compared to the year-over-year percentage decline we experienced in the first quarter of this year.

“Our Connect 2.0 strategy together with the Poppin acquisition give us great confidence in our ability to achieve significant long-term revenue growth, and we have identified multiple levers to drive meaningful revenue synergies and long term value creation,” Ms. Juster concluded.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statements of income, statements of comprehensive income, balance sheets, or statements of cash flows of the Company. The non-GAAP financial measures used within this release are (1) adjusted selling and administrative expense; (2) adjusted EBITDA; (3) adjusted operating income; (4) adjusted net income; and (5) adjusted diluted earnings per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense and CEO transition costs from the GAAP income measure. Adjusted selling and administrative expense excludes market value adjustments related to the SERP liability and CEO transition costs from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation expense, amortization expense, restructuring expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, and market value adjustments related to the SERP liability are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.

The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements

This document may contain certain forward-looking statements about the Company and Poppin, Inc. ("Poppin"), such as discussions of Company’s and Poppin’s pricing trends, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” “beginning to,” “will,” “should,” “would,” “resume” or similar statements. We caution that forward-looking statements are subject to known and unknown risks and uncertainties that may cause the Company’s or Poppin’s actual future results and performance to differ materially from expected results including, but not limited to, the possibility that any of the anticipated benefits of the proposed transaction between the Company and Poppin will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Poppin with the Company will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transaction due to the failure to obtain any required stockholder approval; the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals; the failure of the proposed transaction to close for any other reason; the effect of the announcement of the transaction, including on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the risk that any projections or guidance by the Company or Poppin, including revenues, margins, earnings, or any other financial results are not realized; adverse changes in global economic conditions; successful execution of Phase 2 of the Company restructuring plan; the impact on the Company or Poppin of changes in tariffs; increased global competition; significant reduction in customer order patterns; loss of key suppliers; loss of or significant volume reductions from key contract customers; financial stability of key customers and suppliers; relationships with strategic customers and product distributors; availability or cost of raw materials and components; changes in the regulatory environment; global health concerns (including the impact of the COVID-19 outbreak); or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2020 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 4, 2020
Time:	5:00 PM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.

For 70 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Interwoven, Etc., Kimball Hospitality, and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establish us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareholders, and the communities in which we operate. In fiscal year 2020, the company generated $728 million in revenue and employed over 2,800 people. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.

Financial highlights for the first quarter ended September 30, 2020 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2020		September 30, 2019
Net Sales	$147,944	100.0%	$201,452	100.0%
Cost of Sales	95,586	64.6%	131,082	65.1%
Gross Profit	52,358	35.4%	70,370	34.9%
Selling and Administrative Expenses	41,689	28.2%	50,914	25.2%
Restructuring Expense	4,240	2.9%	4,350	2.2%
Operating Income	6,429	4.3%	15,106	7.5%
Other Income, net	817	0.6%	585	0.3%
Income Before Taxes on Income	7,246	4.9%	15,691	7.8%
Provision for Income Taxes	1,860	1.3%	4,307	2.1%
Net Income	$5,386	3.6%	$11,384	5.7%

Earnings Per Share of Common Stock:
Basic	$0.15		$0.31
Diluted	$0.14		$0.31

Average Number of Total Shares Outstanding:
Basic	36,974		36,937
Diluted	37,220		37,247

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2020	June 30, 2020
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$102,931	$91,798
Short-term investments	13,519	5,294
Receivables, net	51,208	68,365
Inventories	42,145	49,857
Prepaid expenses and other current assets	14,772	16,869
Assets held for sale	0	215
Property and Equipment, net	90,341	92,041
Right of use operating lease assets	15,325	16,461
Goodwill	11,160	11,160
Other Intangible Assets, net	14,870	13,949
Deferred Tax Assets	8,454	7,485
Other Assets	12,998	12,773
Total Assets	$377,723	$386,267

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$30	$27
Accounts payable	36,553	40,229
Customer deposits	21,724	19,649
Current portion of operating lease liability	4,873	4,886
Dividends payable	3,506	3,454
Accrued expenses	32,096	41,076
Long-term debt, less current maturities	79	109
Long-term operating lease liability	15,416	16,610
Other	15,753	15,431
Shareholders’ Equity	247,693	244,796
Total Liabilities and Shareholders’ Equity	$377,723	$386,267

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2020	2019
Net Cash Flow provided by Operating Activities	$26,959	$11,056
Net Cash Flow used for Investing Activities	(12,248)	(510)
Net Cash Flow used for Financing Activities	(3,578)	(3,806)
Net Increase in Cash, Cash Equivalents, and Restricted Cash	11,133	6,740
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	92,444	73,837
Cash, Cash Equivalents, and Restricted Cash at End of Period	$103,577	$80,577

Orders Received by End Market
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2020	2019	% Change
Workplace *	$79.5	$117.7	(32%)
Health	22.3	29.6	(25%)
Hospitality	38.1	43.0	(11%)
Total Orders	$139.9	$190.3	(26%)

* Workplace end market includes education, government, commercial, and financial vertical markets

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2020	2019
Interest Income	$102	$607
Interest Expense	(28)	(23)
Gain on Supplemental Employee Retirement Plan Investments	758	58
Other Non-Operating Expense	(15)	(57)
Other Income, net	$817	$585

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Adjusted Selling and Administrative Expense
	Three Months Ended
	September 30,
	2020	2019
Selling and Administrative Expense, as reported	$41,689	$50,914
Less: Pre-tax Expense Adjustment to SERP Liability	(758)	(58)
Less: Pre-tax CEO Transition Costs	(141)	(175)
Adjusted Selling and Administrative Expense	$40,790	$50,681
Adjusted Selling and Administrative Expense %	27.6%	25.2%

Adjusted Operating Income
	Three Months Ended
	September 30,
	2020	2019
Operating Income, as reported	$6,429	$15,106
Add: Pre-tax Restructuring Expense	4,240	4,350
Add: Pre-tax Expense Adjustment to SERP Liability	758	58
Add: Pre-tax CEO Transition Costs	141	175
Adjusted Operating Income	$11,568	$19,689
Adjusted Operating Income %	7.8%	9.8%

Adjusted Net Income
	Three Months Ended
	September 30,
	2020	2019
Net Income, as reported	$5,386	$11,384
Pre-tax CEO Transition Costs	141	175
Tax on CEO Transition Costs	(36)	(45)
Add: After-tax CEO Transition Costs	105	130
Pre-tax Restructuring Expense	4,240	4,350
Tax on Restructuring Expense	(1,092)	(1,120)
Add: After-tax Restructuring Expense	3,148	3,230
Adjusted Net Income	$8,639	$14,744

Adjusted Diluted Earnings Per Share
	Three Months Ended
	September 30,
	2020	2019
Diluted Earnings Per Share, as reported	$0.14	$0.31
Add: After-tax CEO Transition Costs	0.00	0.01
Add: After-tax Restructuring Expense	0.09	0.08
Adjusted Diluted Earnings Per Share	$0.23	$0.40

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding Restructuring Expense and CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended
	September 30,
	2020	2019
Net Income	$5,386	$11,384
Provision for Income Taxes	1,860	4,307
Income Before Taxes on Income	7,246	15,691
Interest Expense	28	23
Interest Income	(102)	(607)
Depreciation	3,592	3,610
Amortization	653	521
Pre-tax CEO Transition Costs	141	175
Pre-tax Restructuring Expense	4,240	4,350
Adjusted EBITDA	$15,798	$23,763
Adjusted EBITDA %	10.7%	11.8%